Filed Pursuant to Rule 424(b)(7)

File No. 333-142197

PROSPECTUS SUPPLEMENT NO. 7

(TO PROSPECTUS DATED SEPTEMBER 27, 2007)

$400,000,000

THE INTERPUBLIC GROUP OF COMPANIES, INC.

4.25% Convertible Senior Notes due 2023

and

Common Stock issuable upon conversion of the notes

This prospectus supplement supplements the prospectus dated September 27, 2007 relating to the resale by selling securityholders of our 4.25% Convertible Senior Notes due 2023 and the common stock issuable upon conversion of the notes.

You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus.

Investing in the notes or shares of our common stock involves risks. See “Risk factors” beginning on page 5 of the prospectus. See also “Cautionary statement regarding forward-looking statements” on page iii of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 14, 2007.

SELLING SECURITYHOLDERS

The following information supplements the table of selling securityholders on pages 33 and 34 of the prospectus, as such table has been previously supplemented by previous prospectus supplements. Where the name of a selling securityholder identified in the table below also appears in the table in the prospectus or an earlier prospectus supplement, the information set forth in the table below regarding that selling securityholder supersedes and replaces the information regarding such selling securityholder in the prospectus or such earlier prospectus supplement.

We have prepared the table below based on information received from the selling securityholders listed below on or prior to December 12, 2007. However, any or all of the notes or shares of common stock listed below may be offered for sale pursuant to the prospectus, as amended or supplemented, by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of notes or shares of common stock that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), some or all of their notes since the date as of which the information in the table is presented.

Information about the selling securityholders may change over time. Any changed information will be set forth in additional prospectus supplements to the prospectus. From time to time, additional information concerning ownership of the notes and shares of common stock may rest with holders of the notes not named in the table below and of whom we are unaware.

Name	Principal Amount of Notes Beneficially Owned that May be Sold (1)	Percentage of Notes Outstanding	Number of Shares of Common Stock that May be Sold Hereby (2)	Percentage of Common Stock Outstanding (3)
Aristeia International Limited	10,000,000	2.50%	805,153	*

_________________________

* Less than one percent.

(1)

Although the additional holdings of the selling securityholders listed in this prospectus supplement will cause the aggregate principal amount of notes whose ownership is listed in the prospectus dated September 27, 2007 and in related prospectus supplements filed thereafter to exceed $400,000,000 (the aggregate principal amount of notes outstanding), the aggregate principal amount of notes outstanding has not been and will not be increased. We believe that the excess amount is due to notes that have been sold in transactions exempt from the registration requirements of the Securities Act of which we have not been informed.

(2)

Assumes conversion of all of the holder’s notes at a conversion rate of 80.5153 shares of our common stock per $1,000 principal amount of notes. This conversion rate, however, is subject to adjustment as described under “Description of the notes — Conversion rights — Conversion rate adjustments” in the prospectus. As a result, the number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Fractions have been rounded down to the nearest whole share, as no fractional shares will be issued upon conversion of the notes.

(3)

Calculated based on 471,463,748 shares of common stock outstanding as of July 31, 2007. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

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